                                  EXHIBIT 99.1

                            SUPPLEMENTAL INFORMATION

                         [LOGO OF FIRST NATIONAL BANK]

                               February 27, 1998


Dear Shareholder:

With the beginning of each new year your management and Board of Directors look foward with enthusiasm to the opportunities and challenges that are before us. Throughout 1997 we were faced with a variety of issues and opportunities that certainly presented challenges. You are aware of the principal ones which were: the negotiating for the purchase of approximately twenty (20) percent of the stock in First National Bank by Pontotoc BancShares Corp, the completion of the merging of First National Bank and Pontotoc BancShares Corp, the reissuing /exchange of stock from First National Bank into Pontotoc BancShares Corp, the many accounting reports requested by the regulatory agencies--especially the Securities and Exchange Commission and the completion and moving into our new branch facility located at 236 Highway 15 North.

I am pleased to acknowledge that each of these challenges, along with many other opportunities, were successfully achieved with your outstanding and loyal support. The merger was completed and effective October 31, 1997. The new branch was occupied November 15, 1997, and has been a most encouraging and successful venture. Plans are already underway to expand our parking lot by doubling it in size. The reissuing/exchange of the stock is virtually complete.

It is with a great deal of pride and satisfaction that I share with you the 1997 annual report of operations. We believed that with a strong resolve and total commitment from each of us along with the entire staff of employees that success would be ours to share with you, our loyal shareholders and friends. I encourage you to take time to read the enclosed report and believe that you will conclude that 1997 was a financially successful year.

Our annual shareholder's meeting for Pontotoc BancShares Corp is at 2:00 p.m., Tuesday March 17, 1998. If you are unable to attend, please sign the enclosed proxy and return it to us as soon as possible. A stamped, self-addressed envelope is enclosed for your convenience.

We sincerely appreciate your support and loyalty to our bank. Please continue to promote your bank at every opportunity and let us know your suggestions for making First National Bank even better in the future. Your continued support and encouragement will be greatly appreciated.

Respectfully yours,

/s/ BUDDY R. MONTGOMERY

Buddy R. Montgomery
President

Enclosures

                 [ADDRESS OF FIRST NATIONAL BANK APPEARS HERE]

                     NOTICE OF STOCKHOLDERS ANNUAL MEETING

The annual meeting of the stockholders of PONTOTOC BANCSHARES CORP., PONTOTOC, MISSISSIPPI for the election of directors and the transaction of any other business that may come before the meeting, will be held at the main office of FIRST NATIONAL BANK OF PONTOTOC at 2:00 P.M. on March 17, 1998.

                                                BUDDY MONTGOMERY
                                                    PRESIDENT

  Know all men by these present,
That I do hereby constitute and                    PROXY
appoint Alvin Ashmore, or DeVan
Dallas, or ____________________
Attorney and Agent for me, and
in my name, place and stead to
vote as my proxy, at a meeting of the stockholders of PONTOTOC BANCSHARES CORP., PONTOTOC, MISSISSIPPI to be held at the main office of FIRST NATIONAL BANK OF PONTOTOC, in Pontotoc, Mississippi, on the 17th day of March A.D. 1998, or any adjournment or adjournments thereof, according to the number of votes I should be entitled to vote if personally present, with power of substitution.
  In Witness Whereof, I have hereunto set my hand and seal this ______ day of ___________________ A.D. 19____
In Presence of

________________________________                ______________________________

                        FIRST NATIONAL BANK OF PONTOTOC
                                    PROFITS




                             [CHART APPEARS HERE]

                        FIRST NATIONAL BANK OF PONTOTOC
                               HISTORICAL GRAPH





                             [CHART APPEARS HERE]

                        FIRST NATIONAL BANK OF PONTOTOC
                           HISTORICAL FINANCIAL DATA

                                                                                BOOK VALUE       EARNINGS      DIV. PER
   YEAR         ASSETS            LOANS         PROFITS          CAPITAL        PER SHARE       PER SHARE       SHARE
-------------------------------------------------------------------------------------------------------------------------
   1997           155,451,000     #REF!            2,720,000       24,191,000     $733             $82           N/A
-------------------------------------------------------------------------------------------------------------------------
   1996           153,288,000     83,668,000       2,679,000       26,811,000     $812             $81            $18.00
-------------------------------------------------------------------------------------------------------------------------
   1995           147,105,000     80,446,000       2,440,000       25,123,000     $761             $74            $16.00
-------------------------------------------------------------------------------------------------------------------------
   1994           133,495,000     70,464,000       2,191,000       21,861,000     $662             $66            $15.00
-------------------------------------------------------------------------------------------------------------------------
   1993           124,222,000     65,413,000       2,779,000       22,276,000     $675             $84            $14.00
-------------------------------------------------------------------------------------------------------------------------
   1992           119,584,000     63,317,000       2,382,000       19,926,000     $604             $72            $13.00
-------------------------------------------------------------------------------------------------------------------------
   1991           113,516,000     62,861,000       2,315,000       18,161,000     $550             $70            $12.00
-------------------------------------------------------------------------------------------------------------------------
   1990           104,854,000     59,395,000       2,053,000       16,242,000     $492             $62            $11.00
-------------------------------------------------------------------------------------------------------------------------
   1989            98,310,000     55,208,000       1,722,000       14,552,000     $441             $52            $10.00
-------------------------------------------------------------------------------------------------------------------------
   1988            94,104,000     47,936,000       1,834,000       13,160,000     $399             $56             $9.00
-------------------------------------------------------------------------------------------------------------------------
   1987            84,116,000     43,392,000       1,679,000       11,927,000     $361             $51             $8.00
-------------------------------------------------------------------------------------------------------------------------

                                               RETURN ON        RETURN ON      CAPITAL TO
                                  YEAR           ASSETS          EQUITY           ASSETS
                             ----------------------------------------------------------------
                                  1997           1.75%           11.24%           15.56%
                             ----------------------------------------------------------------
                                  1996           1.75%            9.99%           17.49%
                             ----------------------------------------------------------------
                                  1995           1.73%            9.71%           17.08%
                             ----------------------------------------------------------------
                                  1994           1.66%           10.02%           16.38%
                             ----------------------------------------------------------------
                                  1993           2.26%           12.48%           17.93%
                             ----------------------------------------------------------------
                                  1992           2.05%           11.95%           16.66%
                             ----------------------------------------------------------------
                                  1991           2.04%           12.75%           16.00%
                             ----------------------------------------------------------------
                                  1990           1.96%           12.64%           15.49%
                             ----------------------------------------------------------------
                                  1989           1.75%           11.83%           14.80%
                             ----------------------------------------------------------------
                                  1988           1.95%           13.94%           13.98%
                             ----------------------------------------------------------------
                                  1987           2.00%           14.08%           14.18%
                             ----------------------------------------------------------------

**  Total Assets, Capital and corresponding ratios beginning in 1994 are net of FASB 115 adjustments.

                                 INCOME TAXES

                                         1997                    1996
                                   ----------------        ----------------
          Federal                      1,116,000               1,002,000
          State                          156,000                 143,000
          Total                        1,272,000               1,145,000
          Deferred Portion                16,000                 (27,000)

                          CONSOLIDATED BALANCE SHEET

                PONTOTOC BANCSHARES CORPORATION AND SUBSIDIARY
                               December 31, 1997

Cash and due from banks (Note 1)                                                          $  5,513,000
Interest-bearing deposits with banks                                                         4,700,000
Federal Funds sold                                                                           3,350,000
Securities available for sale at fair value (Note 2)                                        20,042,000
Securities held to maturity, at amortized cost (fair value of $32,087,000) (Note 2)         31,746,000
Loans, net of allowance for loan losses of $1,220,000 (Note 3)                              88,624,000
Premises and equipment, net (Note 4)                                                         2,839,000
Intangibles                                                                                  1,303,000
Deferred tax asset                                                                             442,000
Accrued interest                                                                             2,108,000
Other assets                                                                                   503,000
                                                                                          ------------
Total assets                                                                              $161,170,000
                                                                                          ============
Liabilities:
Deposits: (Note 5)
  Non-interest bearing                                                                    $ 17,522,000
  Interest bearing                                                                         111,716,000
                                                                                          ------------
     Total Deposits                                                                        129,238,000
Accrued interest and other liabilities                                                       2,263,000
Long-term debt (Note 6 )                                                                     6,810,000
                                                                                          ------------
Total liabilites                                                                           138,311,000
                                                                                          ------------
Stockholder's equity:
Common stock; no par value ($1 stated value); 3,000,000 shares authorized;
 264,160 shares issued and outstanding                                                         264,000
Additional paid-in capital                                                                  22,939,000
Retained earnings                                                                             (202,000)
Unrealized loss on securities available-for-sale, net of taxes                                (142,000)
                                                                                          ------------
Total stockholder's equity                                                                  22,859,000
                                                                                          ------------
Total liabilites and stockholders' equity                                                 $161,170,000
                                                                                          ============

                       CONSOLIDATED STATEMENT OF INCOME

                PONTOTOC BANCSHARES CORPORATION AND SUBSIDIARY

       A condensed income statement reflecting the results of operations as though the Bank was aquired by the Company at January 1, 1997 as follows:


Interest income                                                                    $ 11,911,000

Interest expense                                                                      5,541,000
                                                                                ---------------

Net interest revenue                                                                  6,370,000

Provision for loan losses                                                              (300,000)
                                                                                ---------------

Net interest revenue after provision for loan losses                                  6,070,000

Non-interest income                                                                     940,000

Non-ineterest expenses                                                                3,775,000
                                                                                ---------------

Income before taxes                                                                   3,235,000

Provision for income taxes                                                            1,090,000
                                                                                ---------------

Net income                                                                            2,145,000
                                                                                ===============

                        FIRST NATIONAL BANK OF PONTOTOC
                                 BALANCE SHEET
                          December 31, 1997 and 1996


ASSETS                                                                 1997                             1996
                                                                -------------------              -------------------
Cash & Due From Banks                                                  $  5,087,000                     $  4,684,000
Held-to-Maturity Securities             book value                       31,746,000                       34,013,000
Available-for-Sale Securities           book value    19,095,000                       16,404,000
* less UNREALIZED loss                                   226,000         18,869,000       481,000         15,923,000
                                                  --------------                   --------------
Federal Reserve and Federal Home Loan Bank Stock                          1,173,000                        1,130,000
Federal Funds Sold                                                        3,350,000                        8,000,000
Loans                                                                    88,624,000                       83,668,000
Bank Building & Furniture & Fixtures                                      2,839,000                        1,675,000
Goodwill                                                                    397,000                          432,000
Other Real Estate                                                           437,000                          854,000
Other Assets                                                              2,929,000                        2,909,000
                                                                 ==================               ==================
TOTAL ASSETS                                                         $155,451,000                     $153,288,000


LIABILITIES

Deposits
   Noninterest-bearing                                                   17,639,000                       17,704,000
   Interest-bearing                                                     112,399,000                      107,770,000
Other Liabilities                                                         1,222,000                        1,003,000
                                                                -------------------              -------------------
TOTAL LIABILITIES                                                      $131,260,000                     $126,477,000


EQUITY CAPITAL

Common Stock                                                                330,000                          330,000
Surplus                                                                  21,000,000                       21,000,000
Undivided Profits                                                         3,003,000                        5,783,000
TOTAL CAPITAL                                                            24,333,000                       27,113,000
* less UNREALIZED loss
on available for sale securities                                           (142,000)                        (302,000)
                                                                -------------------              -------------------
NET CAPITAL                                                            $ 24,191,000                     $ 26,811,000
                                                                 ==================               ==================

TOTAL CAPITAL & LIABILITIES                                            $155,451,000                     $153,288,000


* Per accounting requirements FASB 115 requiring Available-for-sale securities to be shown at market value

          FIRST NATIONAL BANK OF PONTOTOC
                 INCOME STATEMENT
            December 31, 1997 and 1996


                                                                        1997                     1996
                                                                  -----------------        -----------------
INTEREST REVENUE
    Interest and fees on loans                                            $8,451,000              $8,169,000
    Interest on investment securities:
      U S Treasuries and U S Government Agencies                           2,377,000               2,262,000
      Obligations of state and political subdivisions:
        Taxable securities                                                    14,000                  18,000
        Nontaxable securities                                                688,000                 716,000
      Other Securities                                                        69,000                  62,000
    Interest on Federal Funds sold                                           341,000                 456,000
                                                                        ------------            ------------
          Total Interest Revenue                                          11,940,000              11,683,000

INTEREST EXPENSE
    Interest on deposits:
      Interest on Transaction accounts                                       391,000                 378,000
      Interest on Money Market and Savings accounts                          568,000                 587,000
      Interest on Time certificates $100,000 or more                       1,428,000               1,373,000
      Interest on all other time certificates                              2,723,000               2,624,000
      Interest on Federal Funds purchased                                          -                       -
                                                                        ------------            ------------
    Net Interest Revenue                                                   6,830,000               6,721,000
    Provision for Loan Losses                                                300,000                 420,000
                                                                        ------------            ------------
    Net Interest Revenue after provision for loan losses                   6,530,000               6,301,000
                                                                        ------------            ------------

OTHER REVENUE
    Service fees                                                             176,000                 188,000
    Other                                                                  1,017,000                 913,000
    Gain (Loss) from sale of securities                                        1,000                 (2,000)
                                                                        ------------            ------------
                                                                           1,194,000               1,099,000
OTHER EXPENSE
    Salaries and employee benefits                                         1,790,000               1,782,000
    Occupancy expense                                                        408,000                 335,000
    Other expenses                                                         1,534,000               1,459,000
                                                                        ------------            ------------
      Total other expense                                                  3,732,000               3,576,000
                                                                        ------------            ------------
        Income before income taxes                                         3,992,000               3,824,000
    Income Taxes:
      State                                                                  156,000                 143,000
      Federal                                                              1,116,000               1,002,000
                                                                        ------------            ------------
          Net Income                                                      $2,720,000              $2,679,000
                                                                        ============            ============

          Earnings per Share                                                  $82.42                  $81.18
                                                                       ================     ================

                          NOTES TO FINANCIAL STATEMENTS

                 PONTOTOC BANCSHARES CORPORATION AND SUBSIDIARY

                                December 31, 1997


NOTE 1.    DUE FROM BANKS

           The Company had funds on deposit with other banks at December 31, 1997 totaling $2,937,000 which were in excess of federal deposit insurance coverage.


NOTE 2.    INVESTMENT SECURITIES

           Securities that management has both the positive intent and ability to hold to maturity are classified as securities held to maturity and are carried at cost, adjusted for amortization of premium or accretion of discount using the interest method. Securities that may be sold prior to maturity for asset/liability management purposes, or may be sold in response to changes in interest rates, changes in prepayment risk, to increase regulatory capital or other similar factors, are classified as securities available for sale and carried at fair value with any adjustments to fair value, after tax, reported as a separate component of shareholders' equity. Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are other than temporary are included in earnings as realized losses.

           Interest on securities, including the amortization of premiums and the accretion of discounts, is reported in interest income using the interest method. Gains and losses on the sale of securities are recorded on the trade date and are calculated using the specific identification method.


           The carrying amount of securities and their approximate fair values at December 31, 1997 follow:

                                                          GROSS UNREALIZED
                                          AMORTIZED   --------------------------    FAIR
                                          COST           GAINS        LOSSES       VALUE
                                          ---------------------------------------------------
                                                             (in thousands)
Available-for-sale securities:
   U.S. Treasury securities                  $    500         $  -        $   1     $    499
   Obligations of other U.S.
     government agencies                        1,250            1            4        1,247
   Mortgage-backed securities                  17,346           14          237       17,123
   Other securities                             1,173            -            -        1,173
                                          ---------------------------------------------------
                                             $ 20,269         $ 15        $ 242     $ 20,042
                                          ===================================================


                                                          GROSS UNREALIZED
                                          AMORTIZED   --------------------------    FAIR
                                          COST           GAINS        LOSSES       VALUE
                                          ---------------------------------------------------
                                                           (in thousands)
Held-to-maturity securities:
   Obligations of states and political
     subdivisions                            $ 13,509        $ 267          $ 1     $ 13,775
  Mortgage-backed securities                   18,237           78            4       18,311
                                          ---------------------------------------------------
                                             $ 31,746        $ 345          $ 5     $ 32,087
                                          ===================================================

           Gross realized gains and gross realized losses on sales of available-for sale securities were approximately $0 and $2,000 respectively, in 1997. All dispositions of held-to-maturity securities were the result of calls or maturities of the respective securities.

           The amortized cost and estimated market value of investment securities at December 31, 1997 by contractual maturities follow. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations.

                                          SECURITIES HELD-TO-      SECURITIES AVAILABLE
                                                MATURITY                 FOR-SALE
                                        --------------------------------------------------
                                         AMORTIZED      FAIR      AMORTIZED      FAIR
                                            COST        VALUE        COST        VALUE
                                        --------------------------------------------------
                                                         (in thousands)
Amounts maturing in:
   One year or less                          $ 2,526     $ 2,535      $ 1,693     $ 1,692
   After one year through five years          23,192      23,389        5,486       5,485
   After five years through ten years          5,777       5,910        2,380       2,374
   After ten years                               251         253       10,710      10,491
                                        --------------------------------------------------
                                            $ 31,746    $ 32,087     $ 20,269    $ 20,042

           For purposes of the maturity table, mortgage-backed securities, which are not due at a single maturity date, have been allocated over maturity groupings based on the weighted-average contractual maturities of underlying collateral. The mortgaged-backed securities may mature earlier than their weighted-average contractual maturities because of principal prepayments.

           Assets, principally securities, carried at approximately $16,069,000 at December 31, 1997 were pledged to secure public deposits and for other purposes required or permitted by law.


NOTE 3     LOANS AND ALLOWANCES FOR LOAN LOSSES

           Loans: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are stated at their outstanding unpaid principal balances. Interest income is accrued on the unpaid principal balance. Discounts and premiums are amortized to income using the interest method.

           Nonaccrual Loans: Commercial loans are placed on nonaccrual at the time the loan is 90 days delinquent unless the credit is well secured and in process of collection. Residential real estate loans are typically placed on nonaccrual at the time the loan is 120 days delinquent. Credit card loans, other unsecured personal credit lines, and certain consumer finance loans are typically charged-off no later than 180 days delinquent. Other consumer loans are charged-off at 120 days delinquent. In all cases, loans must be placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

           All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash basis or cost recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are reasonably assured of repayment within a reasonable time frame and when the borrower has demonstrated payment performance of cash or cash equivalents for a minimum of six months.

           Allowance for Loan Losses: The allowance for loan losses is established through provisions for loan losses charged against income. Portions of loans deemed to be uncollectable are charged against the allowance for losses, and subsequent recoveries, is any, are credited to the allowance.

           The allowance for loan losses related to impaired loans that are identified for evaluation is based on discounted cash flows using the loan's initial effective interest rate or the fair value, less selling costs, of the collateral dependent loans. By the time a loan becomes probable of foreclosure it has been charged down to fair value, less estimated cost to sell.

           The allowance for loan losses is maintained at a level believed adequate by management to absorb estimated probable inherent loan losses. Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay (including the timing of future payments), the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions, and other relevant factors. This evaluation is inherently subjective as it requires material estimates that are susceptible to significant change including the amounts and timing of future cash flows expected to be received on impaired loans.

           The components of loans included in the balance sheets are as follows:

                                                           (in thousands)
           Commercial                                         $ 28,897
           Agricultural                                          4,602
           Real estate:
              Residential                                       27,944
              Commercial                                        12,272
           Consumer installment                                 16,324
                                                           ------------

                                                                90,039
           Less: Unearned income                                  (195)
                     Allowance for loan losses                  (1,220)
                                                           ------------

                   Loans, net                                 $ 88,624
                                                           ============


           Changes in the allowance for loan losses were as follows:

                                                               (in thousands)
           Balance, beginning of year                           $        -

           Acquired in business combination                          1,218

           Provision for loan losses                                    40

           Loan losses, net of recoveries                              (38)
                                                               ------------

           Balance, end of year                                 $ 1,220.00
                                                               ============

           Reflects consolidation of Bank and holding company effective November 1, 1997


NOTE 4     PREMISES AND FIXED EQUIPMENT


           The following is a summary of premises and equipment:

                                                                  (in thousands)

           Bank premises                                                $ 2,451
           Furniture, fixtures, and equipment                             2,363
                                                                    ------------

                                                                          4,814
           Less:  Accumulated depreciation and amortization               1,975
                                                                    ------------

                                                                        $ 2,839


           The Company leases certain office equipment under terms of operating leases. Total rental expenses and minimum future payments required under the noncancelable leases are insignificant to the financial statements for 1997.

NOTE 5     DEPOSITS

           Total deposits consisted of the following at December 31, 1997:

                                                                 (in thousands)

           Demand                                                    $ 16,729
           Savings                                                     18,878
           NOW                                                         13,915
           Certificates of deposit less than $100,000                  51,337
           Certificates of deposit greater than $100,000               28,379
                                                                  -----------
           Total deposits                                           $ 129,238

           At December 31, 1997, the scheduled maturities of certificates of deposit are as follows:


           Year ending December 31, 1998                           $ 72,796
                                 1999                                  4609
                                 2000                                  1403
                                 2001                                   409
                                 2002                                   499
                                                                -----------
                                                                   $ 79,716
                                                                ===========

NOTE 6     LONG-TERM DEBT

           Long-term debt at December 31, 1997 consisted of notes payable to a bank bearing interest at floating prime payable in equal, annual principal and interest installments beginning March 18, 1998, collateralized by 6,557 shares in First National Bank.

           The debt agreements contain restrictive covenants limiting the payment of dividends to forty percent of earnings.

           Maturities of long-term debt over the next five years are as follows:

                                                                 (in thousands)

                          1999                                       $ 1,149
                          2000                                       $ 1,247
                          2001                                       $ 1,353
                          2002                                       $ 1,468
                          2003                                       $ 1,593


NOTE 7     COMPANY COMMITMENTS AND CONTENGENCIES

           In the normal course of business, the Company has various outstanding commitments to extend credit and standby letters of credit which are not disclosed in the accompanying financial statements. In the opinion of management, no significant credit losses will results from these commitments. On December 31, 1997, the Company had outstanding standby letters of credit of $1,559,000 and commitments to extend credit under outstanding lines of credit of approximately $5,150,000.


NOTE 8     FAIR VALUE OF FINANCIAL INSTRUMENTS

Available-for-sale and held-to-maturity securities

           Fair values for securities are based on available quoted market prices. If quoted market prices are unavailable, fair values are based on quoted market prices of comparable instruments. For unquoted securities for which no comparable instruments exists, the reported fair value is estimated on the basis of cost, book, or appraised value as deemed appropriate by management. Available-for-sale securities are carried at their aggregate fair value.

Loans

           For variable-rate commercial loans that reprice frequently (within a relatively short time frame) and have no significant change in credit risk, fair values are based on carrying values. Residential first mortgages are based on quoted market prices of similar loans. Fair values for certain junior mortgage loans, consumer installment loans, credit-card loans, and other consumer loans are estimated using discounted cash flow models. The discount rates are based on current market interest rates for similar types of loans. Fair values for commercial real estate and commercial loans that do not mature within relatively short time frames are estimated using discounted cashflow analysis. The discount rates used are those currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

Deposits
           The fair values for demand deposits and deposits with no defined maturity are taken to be the amount payable on demand at the reporting date. The fair values for fixed-maturity deposits are estimated using discounted cash flow models based on rates currently offered for the relevant product type with similar remaining maturities.

Long-Term Debt
           The estimated fair value was determined using discounted cash flow analysis, based on current market rates of similar maturity debt securities, to discount cash flows.

           The estimated fair values of the Company's financial instruments are as follows:

                                                      CARRYING      FAIR
                                                       AMOUNT       VALUE
                                                    -------------------------
                                                         (in thousands)
Financial assets:
   Cash and short term investments                      $ 13,563    $ 13,563
   Investment securities                                  51,788      51,788
   Loans (gross)                                          89,844      90,026
   Allowance for loan losses                              (1,220)          -

                                                         153,975   $ 155,377
                                                                   ==========


Financial liabilities:
   Deposits                                            $ 129,238   $ 130,058
   Long-term debt                                          6,810       6,899
                                                       ---------   ----------


           The carrying amounts in the table above are the amounts at which the financial instruments are reported in the financial statements.

                 CONSOLIDATED STATEMENT OF STOCKHOLDER EQUITY

                              FIRST NATIONAL BANK

                    Years ended December 31, 1997 and 1996

                                                                                                         UNREALIZED
                                                                                                         GAIN (LOSS)
                                                    COMMON STOCK                                             ON       TOTAL
                                                   ----------------                                       AVAILABLE-  STOCK-
                                                               PAR      PAID-IN               UNDIVIDED    FOR-SALE   HOLDERS'
                                                   SHARES     VALUE     CAPITAL   SURPLUS      PROFITS    SECURITIES   EQUTY
                                                   ------     -----     -------   -------     ---------   ----------  -------
                                                                                     (in thousands)
Balance, January 1, 1996                              33      $ 330       $ -     $ 21,000     $ 4,093     $ (300)   $ 25,123

Net income                                             -          -         -            -       2,679          -     $ 2,679

Cash dividend declared ($30 per share)                 -          -         -            -        (989)         -      $ (989)

Change in market valuation of available-
for-sale securities                                    -          -         -            -           -         (2)       $ (2)
                                                     ---        ---        ---    --------     -------     ------    --------
Balance, December 31, 1996                            33        330         -       21,000       5,783       (302)     26,811

Net income                                             -          -         -            -       2,720          -    2,720.00

Cash dividend to holding company                       -          -         -            -      (5,500)         -   (5,500.00)

Additional paid-in capital                             -          -       396            -           -          -      396.00

Change in market valuation of available-
  for-sale securities                                  -          -         -            -           -        160      160.00
                                                   ------

Balance, December 31, 1997                          $ 33      $ 330     $ 396     $ 21,000     $ 3,003     $ (142)   $ 24,587

                 CONSOLIDATED STATEMENT OF STOCKHOLDER EQUITY

                PONTOTOC BANCSHARES CORPORATION AND SUBSIDIARY

                         Year ended December 31, 1997


                                                                                      UNREALIZED
                                                                                     GAIN (LOSS)
                                                COMMON STOCK                              ON          TOTAL
                                        ------------------------------                AVAILABLE-      STOCK-
                                                          PAID-IN       RETAINED       FOR-SALE      HOLDERS'
                                            SHARES        CAPITAL       EARNINGS      SECURITIES      EQUITY
                                        -------------------------------------------------------------------------
                                                                     (in thousands)
Acquisition of First National Bank
of Pontotoc effecuated through
issuance of 10 Pontotoc BancShares
Corporation shares for each of
outstanding stock in First National
Bank of Pontotoc.                                  264       $ 23,731           $ -         $ (213)     $ 23,782

           Net loss                                  -              -          (202)             -          (202)

           Change in market valuation
           allowance for available-for-
           sale securities.                          -              -             -             71            71

Cash dividends declared ($3.00 per share)            -           (792)            -              -          (792)

Balance, December 31, 1997                         264       $ 22,939        $ (202)        $ (142)     $ 22,859
                                              ===================================================================

                                                                              12